Exhibit 10.1

MANAGEMENT SEVERANCE AGREEMENT

THIS AGREEMENT, dated as of _________________, is made by and between Donaldson Company, Inc., a Delaware corporation (the “Company”), and ______________ (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

WHEREAS, the Executive and the Company have entered into a management severance agreement effective as of _________________ (the “Prior Agreement’);

WHEREAS, the Company and the Executive intend that the Prior Agreement shall terminate as of ___________________ and that all applicable notice requirements with respect to the termination of the Prior Agreement have been met or waived; and

WHEREAS, the Executive acknowledges that the Company’s notice of its intent to not renew the Prior Agreement complies with Section 2 of the Prior Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.                   Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.                   Term of Agreement. The Prior Agreement shall terminate as of _______________ and the Term of this Agreement shall commence on ________________ and shall continue in effect through _______________; provided, however, that commencing on _______________ and each August 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than April 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

3.                   Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 10.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.                   The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

5.                   Compensation Other Than Severance Payments.

5.1                Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than the Company’s short- or long-term disability plan, as applicable), until the Executive’s employment is terminated by the Company for Disability.

5.2                If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3                If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6.                   Severance Payments.

6.1                If the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”) and Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. Notwithstanding anything in this Agreement, to the contrary, the Executive shall not be entitled to the payments and benefits provided in this Section 6 unless the Executive has incurred a “separation from service” under Section 409A of the Code.

(A)                In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to [CEO ONLY three (3) times the sum of] [SVPs ONLY two (2) times the sum of] [VPs ONLY the sum of] (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target incentive opportunity pursuant to the CompanyOfficer Annual Cash Incentive Plan or any successor thereto in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason.

(B)                For the thirty-six (36) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1 (B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the thirty-six (36) month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

(C)                In addition to the retirement benefits to which the Executive is entitled under each Pension Plan or any successor plan thereto, the Company shall pay the Executive a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive would have accrued under the terms of all Pension Plans (without regard to any amendment to any Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of service credit thereunder and had been credited under each Pension Plan during such period with compensation equal to the Executive’s compensation (as defined in such Pension Plan) during the twelve (12) months immediately preceding Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the Pension Plans as of the Date of Termination. For purposes of this Section 6.1(C), “actuarial equivalent” shall be determined using the same assumptions utilized under the Company’s Salaried Employees’ Pension Plan immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

(D)                The Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of three (3) years or, if earlier, until the first acceptance by the Executive of an offer of employment.

SECTION 6.2 – FOR CEO, SVPs and VPs

6.2          (A)          Whether or not the Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (such payments or benefits being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, then the payments hereunder (or, if no payments are being made hereunder, payments and benefits pursuant to any other plans and arrangements) shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(B)          Subject to the provisions of this Section 6.2, all determinations required to be made under this Section 6.2, including whether and the extent to which the Total Payments will be subject to the Excise Tax and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Executive that is not then serving as accountant or auditor for the individual, entity or group effecting the Change in Control of the Company (the “Auditor”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be borne solely by the Company.

(C)          For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax under this Section 6.2, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of the Auditor (or tax counsel selected by the Auditor) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code), and in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 6.2, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the applicable Payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(D)          The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

6.3                Subject to Section 6.5, the payments provided in subsections (A) and (C) of Section 6.1 hereof shall be made not later than the fifth (5th) day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.4                The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that in no event shall any such payments be made later than the last day of the Executive’s taxable year following the taxable year in which the fee or expense was incurred.

6.5                Section 409A. Notwithstanding anything in this Agreement to the contrary, if any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first (1st) business day after the date that is six (6) months following the Executive’s date of termination (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Executive under Section 409A of the Code.

7.                   Termination Procedures.

7.1                Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. A Notice of Termination for Good Reason must specify the particular events or conditions which constitute Good Reason and the specific cure requested by the Executive; provided that such Notice of Termination must be provided to the Company within ninety (90) days of the initial existence of the event or condition which constitutes Good Reason.

7.2                Date of Termination. “Date of Termination, with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), (ii) if the Executive’s employment is terminated by the Company, thirty (30) days after Notice of Termination is given (except in the case of a termination for Cause), (iii) in the case of a termination by the Executive other than for Good Reason, the date specified in the Notice of Termination, provided that such date shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given, and (iii) in the case of a termination by the Executive for Good Reason, thirty (30) days after Notice of Termination is given, provided the particular events or conditions constituting Good Reason have not been cured by the Company during such thirty (30) day period (if susceptible to cure by the Company).

8.                   Restrictive Covenants.

8.1                Acknowledgements. The Executive represents and agrees that: (i) the obligations set forth in this Section 8 are supported by the payments which may be made under this Agreement; (ii) the Company’s business is highly competitive; (iii) the Executive’s employment by the Company requires that the Executive have access to and knowledge of confidential information of the Company; (iv) the Executive has access to customers and has and will continue to develop good will with such customers at the expense of the Company; (v) the direct and indirect disclosure of any confidential information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage to it; (vi) the Company conducts business throughout the world; (vii) the Executive’s duties involve operations throughout the world; (viii) the restrictions contained in this Section 8 are necessary and appropriate for the protection of the Company’s confidential information and goodwill; and (viii) the restrictions contained in this Section 8 are reasonable with respect to time, geographic scope and protected activity.

8.2                Non-Disclosure of Confidential Information. The Executive agrees, during Executive’s employment and at all times thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person without written authorization of the Board, any Confidential Information (as defined below) which the Executive may develop or obtain. “Confidential Information” means any information about the Company, its affiliates, their clients, customers, vendors or employees which is not known by or generally available to the public, including, but not limited to, proprietary information, technical data, trade secrets or know-how, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company with, whom, or which the Executive became acquainted during employment with the Company), prices and costs, markets, developments, inventions, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment; provided, however, that Confidential Information does not include any information which has become publicly and widely known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved.

8.3                Non-Competition. The Executive agrees that, during Executive’s employment with the Company, and for one (1) year following the termination of the Executive’s employment for any reason, including resignation, whether such termination occurs prior to or following a Change in Control, the Executive shall not, directly or indirectly, accept employment with or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partnership, firm, corporation, or other entity (collectively, “Entities”) that is engaged or intends to engage in an Applicable Business (as defined below) anywhere in the world. “Applicable Business” means any business, a significant component of which is engaged, directly or indirectly, in the manufacture or sale of products or components, or the performance of services, that are in competition with the products and components manufactured or sold or the services performed by the Company or any of its subsidiaries. Notwithstanding anything to the contrary contained herein, the “beneficial ownership” by the Executive, either individually or as a member of a “group,” as such terms are used in the General Rules and Regulations under the Exchange Act, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Section 8.

8.4                Non-Solicitation of Customers and Suppliers. The Executive agrees that, during Executive’s employment with the Company and for a period of one (1) year following the Executive’s termination of employment for any reason, including resignation, the Executive shall not, directly or indirectly, influence or attempt to influence current customers or suppliers of the Company or any of its affiliates or any customers or suppliers of the Company or any of its affiliates at the time of Executive’s termination of employment with the Company, to (i) divert their business to any other business, individual, partner, firm, corporation, or other entity; or (ii) terminate, cancel or reduce their business with the Company or its affiliates.

8.5                Non-Solicitation of Employees. The Executive agrees that, during Executive’s employment with the Company and for a period of one (1) year following the Executive’s termination of employment for any reason, including resignation, the Executive shall not, directly or indirectly, (i) solicit, recruit, hire or attempt to solicit, recruit or hire any current employee or any individual employed by the Company or its affiliates at the time of the Executive’s termination for the purpose of being employed by the Executive or by any Entity other than the Company; or (ii) induce or encourage the voluntary resignation of any employee of the Company or its affiliates for any purpose.

8.6                Injunctive Relief. It is expressly agreed that the Company shall or would suffer irreparable injury if the Executive were to violate of any of the provisions of this Section 8 and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from violating the Executive’s obligations under this Section 8.

8.7                Blue Penciling and Reformation. In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. If, at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law.

9.          No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 6.1(B) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise. Notwithstanding the foregoing, if the Company is obligated by law or contract to pay the Executive other severance pay, a termination indemnity, notice pay, or the like, of if the Company is obligated by law to provide advance notice of separation, then any cash payment otherwise payable to the Executive hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable.

10.                Successors; Binding Agreement.

10.1             In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

10.2            This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

11.                Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Donaldson Company, Inc.

P.O. Box 1299

Minneapolis

Minnesota 55440-1299

Attention: General Counsel

12.                Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including, as of _____________________, the Prior Agreement; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive other than for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6, 7 and 8 hereof) shall survive such expiration.

13.                Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.                Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.                Settlement of Disputes; Arbitration.

15.1            All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

15.2            Except as otherwise provided in Section 8.6, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16.                Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)                “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B)                “Auditor” shall have the meaning set forth in Section 6.2 hereof.

(C)                “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(D)                “Board” shall mean the Board of Directors of the Company.

(E)                “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(F)                 A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)                  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II)               the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(III)             there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(IV)             the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(G)                “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(H)               “Company” shall mean Donaldson Company, Inc. and, except in determining under Section 16(F) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(I)                  “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

(J)                  “Disability” shall mean disability as defined in Section 409A of the Code.

(K)               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(L)                “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

(M)              “Executive” shall mean the individual named in the first paragraph of this Agreement.

(N)                “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I)                  the assignment to the Executive of any duties materially inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control, including without limitation (if the Executive is an executive officer of the Company immediately prior to the Change in Control) ceasing to be an executive officer of a public company;

(II)               a material reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(III)             the relocation of the Executive’s principal place of employment to a location more than twenty-five (25) miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) if such relocation is materially adverse to the Executive, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(IV)             the failure by the Company to pay to the Executive any portion of the Executive’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(V)                the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s equity compensation plans, annual incentive bonus plan, long-term compensation plan, 401(k) excess plan, excess pension plan, supplemental executive pension plan, and deferred stock option gain plan or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(VI)             the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(VII)           any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(O)                “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.

(P)                 “Pension Plan” shall mean any tax-qualified, supplemental or excess benefit pension plan maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.

(Q)                “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(R)                “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)                  the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II)               the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III)             any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(IV)             the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(S)                 “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

(T)                “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

(U)          “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(U)                “Total Payments” shall mean those payments so described in Section 6.2 hereof.

DONALDSON COMPANY, INC.

By:
Name:	[EXECUTIVE NAME]
Title:	Address